Exhibit 21.1

SCHEDULE OF SUBSIDIARIES OF GABLES REALTY LIMITED PARTNERSHIP

Subsidiary	Jurisdiction of Organization	Other Names Under Which Subsidiary Does Business
Gables Residential Services, Inc.	Texas	Gables Corporate Accomodations
Gables-Tennessee Properties, L.L.C.	Tennessee	None
Gables Construction, Inc.	Texas	None
GBP Services, Inc.	Florida	None
Candlewood-Indian Creek Limited Partnership	Georgia	None
Gables Champions Limited Partnership	Texas	None
Gables Realty GP, LLC	Texas	None
Gables River Oaks Limited Partnership	Texas	None
Gables Lions Head Limited	Texas	None
Gables Rivercrest II Limited	Texas	None
GRT Villas Limited Partnership	Texas	None
Metropolitan Apartments Venture	Texas	None
Pin Oak Green	Texas	None
Pin Oak Park Apartments	Texas	None
State Thomas GP LLC	Delaware	None
State Thomas LP	Delaware	None
Boca Place LLC	Florida	None
Boynton Beach LLC	Florida	None
Gables Jupiter LLC	Delaware	None
Kings Colony LLC	Florida	None
Mizner I LLC	Florida	None
Northlake Boulevard, LLC	Delaware	None
San Michele LLC	Florida	None
San Michele II LLC	Delaware	None
San Remo LLC	Florida	None
Boynton Beach II LLC	Florida	None
Town Colony LLC	Florida	None
Town Colony II LLC	Florida	None
SQ 157-AB Limited Partnership	District of Columbia	None
Gables Ambassador House LLC	District of Columbia	None
Vinings Realty Partners LLC	Florida	None
IPX Northside, LLC	Georgia	None
MV Gablechamp Limited Partnership	Delaware	None
MV Gables Champion/Austin, LLC	Delaware	None
Gables at Stuart LLC	Florida	None
Metropolitan III LLC	Delaware	None
Gables Rothbury LLC	Maryland	None
Income Growth Property Management, Inc.	California	None